Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated April 15, 2022, with respect to the consolidated financial statements of Transit Energy Group, LLC and subsidiaries included in the Current Report on Form 8-K/A of ARKO Corp. filed on May 17, 2023. We consent to the incorporation by reference of said report in the Registration Statements of ARKO Corp. on Form S-8 (File No. 333-261642) and on Forms S-3 (File No. 333-252302 and File No. 333-252106).

/s/ Grant Thornton LLP

Grant Thornton LLP

Charlotte, North Carolina

May 17, 2023